UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 8, 2011

THE CHEESECAKE FACTORY INCORPORATED

(Exact name of registrant as specified in its Charter)

Delaware	0-20574	51-0340466
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26901 Malibu Hills Road

Calabasas Hills, California 91301

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code:

(818) 871-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02        DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Item 5.02(e). Performance Incentive Plan Payments for Fiscal 2010.  On February 8, 2010, the Compensation Committee (“Compensation Committee”) of the Board of Directors (“Board”) of The Cheesecake Factory Incorporated (“Company”) approved the payment of performance achievement awards (“Awards”) for fiscal 2010 to certain executive officers of the Company under the Company’s Amended and Restated Performance Incentive Plan dated March 11, 2002, as amended March 24, 2005 (“2005 Performance Incentive Plan”), a summary of the material terms of which was disclosed by the Company on Form 8-K filed with the SEC on February 26, 2010, as follows:

Name	Amount of Award		Award as a Percentage of 2010 Salary
David Overton,	$1,000,000	(1)	114.29	%(1)
Chairman and Chief Executive Officer

Michael Jannini	$527,458	(2)	110.47%
President

W. Douglas Benn	$397,688		94.69%
Executive Vice President and Chief Financial Officer

Debby R. Zurzolo	$371,648		94.69%
Executive Vice President, General Counsel and Secretary

Max S. Byfuglin	$147,703		43.13%
President, The Cheesecake Factory Bakery Incorporated

Cheryl M. Slomann	$104,156		47.34%
Vice President, Controller and Chief Accounting Officer

(1)          Mr. Overton’s Award under the 20005 Performance Incentive Plan  was capped at $1,000,000 in accordance with the terms of such plan.  Without the $1 million limit contained in the 2005 Performance Incentive Plan, Mr. Overton would have been eligible to receive an Award in the amount of $1,242,773, which represents 142.03% of his base salary for fiscal 2010.

(2)          Mr. Jannini’s Award was prorated based on his hire date of February 16, 2010.

Performance Incentive Plan for Fiscal 2011.  On February 8, 2011, the Compensation Committee approved performance incentive targets for fiscal 2011 under the Company’s Amended and Restated Annual Performance Incentive Plan as approved by the Company’s shareholders on June 2, 2010 (the “Revised Performance Incentive Plan”) and under the Annual Management Performance Incentive Plan, dated September 1, 2010 (“Management Performance Incentive Plan”). The Revised Performance Incentive Plan and the Management Performance Incentive Plan are collectively referred to herein as the “2011 Performance Incentive Plans”.

For executive officers other than Mr. Byfuglin, 75% of Awards will be based upon achievement of a Company consolidated operating income objective and 25% of Awards will be based on achieving a Company threshold consolidated operating income objective and additional strategic objectives.  For Mr. Byfuglin, 50% of his Award will be based upon bakery division financial objectives, 25% of his Award will be based on achieving Company consolidated operating income objectives, and 25% of his Award will be based on achieving a threshold Company consolidated operating income objective and additional strategic objectives related to the bakery operations.  Each of the performance incentive targets was selected from a stockholder-approved list of performance incentive targets under the Company’s Revised Performance Incentive Plan approved by its stockholders at the 2010 Annual Meeting of Stockholders.

Executives participating in the 2011 Performance Incentive Plans will have an opportunity to earn an Award ranging from 0% to 175% of the performance incentive targets.  Payment of Awards is subject to the Company’s ability to accrue for such Awards, and also subject to the Compensation Committee’s determination that specified strategic and operational objectives were satisfied.  The maximum Awards as a percentage of base salary payable under the 2011 Performance Incentive Plans to the following executive officers of the Company, if the performance incentive targets are achieved at the highest levels for fiscal 2011, are as follows:

Name	Base Salary for Fiscal 2011	Target Performance Incentive as a Percentage of Salary	Maximum Potential Award as a Percentage of Salary
David Overton	$915,000	90%	157.5%

Michael Jannini	$565,000	70%	122.5%

W. Douglas Benn	$432,600	60%	105%

Debby R. Zurzolo	$404,500	60%	105%

Max S. Byfuglin	$358,000	60%	105%

Cheryl M. Slomann	$230,000	30%	52.5%

The maximum Award payable under the Revised Performance Incentive Plan is $2.5 million.  There is no assurance that the Company will achieve the performance incentive targets established by the Compensation Committee in any fiscal year.

Item 5.02(b). Departure of Director.  On February 9, 2011, Agnieszka Winkler, a member of Company’s Board of Directors since 2007, notified the Board of her intention not to stand for reelection when her current term expires at the Company’s 2011 Annual Meeting of Stockholders on June 1, 2011.  Ms. Winkler will retire from the Company’s Board of Directors, its Compensation Committee, Corporate Governance and Nominating Committee, and Enterprise Risk Management Advisory Committee at that time.  Ms. Winkler’s departure is not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Throughout her tenure as a Board member, Ms. Winkler has made numerous contributions, including her leadership as the current Chairperson of the Compensation Committee and the Enterprise Risk Management Advisory Committee, current membership on the Corporate Governance and Nominating Committee, and prior membership on the Audit Committee.  Ms. Winkler has been a valued Board member, and the Company thanks her for her dedicated service.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DATED: February 14, 2011	THE CHEESECAKE FACTORY INCORPORATED

	By:	/s/ W. Douglas Benn
	W.	Douglas Benn
Executive Vice President and Chief Financial Officer